Exhibit 99.2

NEWS

Georgia Gulf Announces Proposed Issuance of Shares Under Exception to
NYSE Shareholder Approval Policy and Reverse Stock Split Ratio

ATLANTA, GEORGIA — July 2, 2009 - Georgia Gulf Corporation (NYSE:GGC) (the “Company”) has announced that it is amending its private exchange offers to provide for the issuance of shares of its common stock and a new convertible preferred stock as described below in exchange for the $800 million in aggregate principal amount of its outstanding notes.  In addition, the Company announced that it has determined the ratio for the reverse stock split approved by stockholders at the annual meeting in May 2009.

Georgia Gulf commenced offers to exchange all of its 7.125% Senior Notes due 2013, 9.5% Senior Notes due 2014 and 10.75% Senior Subordinated Notes due 2016 (collectively, the “notes”) on March 31, 2009 for $250 million of new second lien notes and shares of common stock which would have represented 19.9% of the common stock outstanding.  As the Company has previously reported, the exchange offers, which have been extended several times, are critical to the Company’s debt restructuring.  Subsequent to launching the exchange offers, the Company withheld interest payments on the notes and as a result substantially all of its debt is subject to acceleration.  However, the Company has obtained forbearance agreements with its primary lenders, including the noteholders, relative to such defaults.  Such forbearance agreements will expire on July 15, 2009, or such earlier time as any of such lenders otherwise obtains the right to accelerate the Company’s obligations.  Since the forbearance agreements will expire July 15, 2009, the Company will seek further extension of those agreements.

The Company has entered into lock-up and consent agreements, referred to as “lock-up agreements,” with the holders of about 84.6%, 79.3% and 34.6% of the outstanding principal amount of the 2014, 2016 and 2013 notes, respectively.  In connection with the lock-up agreements, the Company is amending the exchange offers as described below and intends to implement a reverse stock split in conjunction with consummation of the exchange offers.  Specifically, the board of directors has determined to effect a 1-for-25 reverse stock split, as a result of which the Company will have 3 million authorized shares of common stock of which approximately 1.4 million will be outstanding.

In the amended exchange offers, the Company is offering 1,430,000 shares of its post-split common stock and 32,050,000 shares of preferred stock that are convertible into shares of common stock on a share-for-share basis in exchange for all of the outstanding notes, which would represent about 96% of the outstanding common stock.  The lock-up agreements provide, among other things, that the noteholders party to such agreements will tender their notes in the exchange offers.  The lock-up agreements will terminate if the exchange offers are not consummated by July 31, 2009, or if they are withdrawn prior thereto.

Normally, an issuance of the Company’s common stock in the amount to be issued in the exchange offers would require approval of the Company’s stockholders in accordance with the Shareholder Approval Policy of the New York Stock Exchange (the “NYSE”).  However, the members of the audit committee of the board of directors have determined that any delay caused by securing stockholder approval prior to the issuance of these securities would seriously jeopardize the Company’s ability to complete the amended exchange offers and, as a result, the financial viability of the Company.  On July 1, 2009, the audit committee approved the Company’s use of an exception to the NYSE’s Shareholder Approval Policy, and, in accordance with the exception, the Company will not consummate the amended exchange offers until at least 10 days after the mailing of a letter to stockholders describing this transaction.  The NYSE has accepted the Company’s reliance on the exception to the Shareholder Approval Policy.

Assuming consummation of the exchange offers, the Company intends to convene a special stockholders’ meeting to seek approval of an amendment to the Company’s charter that will increase the number of authorized shares of common stock, so as to permit conversion of the convertible preferred stock, which by its terms will convert into common stock upon the effectiveness of such amendment.

CONTACT:

Martin Jarosick

Investor Relations

Georgia Gulf Corporation

770-395-4524